UNDERWRITING AGREEMENT

                                  between

               FRONT RANGE ASSISTED LIVING, L.L.C. (Issuer)

                                    and

                  MMR INVESTMENT BANKERS, INC. (Company)
                       550 N. 159th East, Suite 300
                              P.O. Box 781440
                        Wichita, Kansas  67278-1440
                              (316) 733-5081
                         Toll Free 1-800-825-2663

                               INTRODUCTION

The Company will provide professional and technical services in preparing a bond issue for the Issuer.


                                  AMOUNT

The Bond Issue shall be in the aggregate amount of $2,500,000 and shall be designated as follows:


Series 1997-I               $(to be determined)               First Mortgage
Series 1997-II              $(to be determined)               First Mortgage


                                 SECURITY

The address of the property securing this Bond Issue is: Southwest Corner of 200 South Street and 1200 East Street, Saint George Utah.


                         ISSUER'S RESPONSIBILITIES

The Issuer agrees to:

     1. Furnish an accurate list of potential bond purchasers on 3 1/2 inch IBM compatible floppy disks. Names of existing MMR clients shall be deleted from this list by the Company. The remaining names following this deletion shall be referred to as "The Constituents of The Issuer". The Issuer shall complete the prospectus information forms, and provide any other information requested by the Company. An audit performed by a Certified Public Accountant will be required.

     2. Engage an attorney to prepare a legal debt letter, secure a title insurance policy in the amount of the Bond Issue and to review the necessary legal documents, including, but not limited to, the Resolution authorizing the Bond Issue and the Trust Indenture. This work shall be completed in a manner and within a time period satisfactory to the Company. The Issuer shall pay the attorney's fees.

     3. Furnish to the Company a certified copy of its Articles of Incorporation (if incorporated), its Constitution and/or By-Laws, and any other forms required by the Company and the Securities Commission of its state or any other state in which it wishes to sell the bonds.

     4. Furnish an MAI appraisal of its property and improvements to the Company. The Issuer agrees to pay all expenses of the appraisal.

     5. Engage a paying agent, registrar, and independent trustee, selected by the Company. The Issuer agrees to pay any expenses pertaining to these services.

     6. Prior to the delivery of the bonds, execute the Trust Indenture and cause it to be recorded in all places required by law and as may be agreed upon by the Company and the Issuer. The Issuer shall take such steps as necessary to make the Indenture a valid obligation of the Issuer and a lien on and security interest in the property owned by the Issuer and included in the lien of the Indenture. The Issuer agrees that the Bonds will be secured by a first mortgage on the property or in a co-first mortgage position with the construction lender.

     7. The Issuer shall pay the expenses of furnishing the title insurance, the filing and recording fees, the Attorney's fees, the Appraiser's fees, the Accountant's fees (if any), all Trustee's fees, any taxes levied on bonds by either state or federal government bodies and any registration and licensing fees required by any regulatory body, any state or the federal government.

     8. Furnish the Company copies of the architectural and construction contracts, final plans and specifications, and detail of all bids.

     9. The Issuer shall pay all expenses related to all local Investment Seminars.

    10. The Issuer is responsible to begin making Sinking Fund Payments the week of Issue Date.

    11. The Issuer agrees to set up a Sinking Fund Reserve account in the amount of $130,000.00 to be controlled and used by the Trustee to pay principal and interest due on the bonds, should the Issuer ever be in an event of default on the bond issue. This Sinking Fund Reserve shall be in effect for a period of ten (10) years from the date of issue, and at the end of the ten (10) years, the Sinking Fund Reserve will be used to call bonds provided the Issuer is current on all Sinking Fund payments. The Issuer will

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

establish the Sinking Fund Reserve account with the initial proceeds from sale of the bonds. In addition, the initial Sinking Fund payments may be funded from the initial proceeds from the sale of the bonds in an amount up to $125,000.00.

    12. The Issuer agrees that it shall not contact any person listed in the records of the Company as a Customer of the Company for any reason whatsoever. This provision shall not be construed to prohibit the Issuer from providing any reports or notification to securities holders that may be mandated by any federal or state laws or regulations.

                        COMPANY'S RESPONSIBILITIES

The Company agrees to:

     1.  Furnish the preliminary organizational material to the Issuer.

     2. Set the interest rates and calculate the maturity schedule just prior to filing the issue with the proper regulatory bodies.

     3. Furnish a printed prospectus, prepared from the information provided by the Issuer.

     4.  Process all information sent to the Company by the Issuer.

     5. Make appropriate filings with all regulatory bodies on behalf of the Issuer. The Issuer agrees to pay all costs of these filings.

                    DEPOSIT OF PROCEEDS FROM BOND SALES

The Issuer agrees to deposit proceeds from the sale of the bonds pursuant to the Trust Indenture. Any funds received by the Company subject to the terms of the Trust Indenture will be delivered to the bond proceeds account no later than 12:00 noon the next business day following receipt. The Company shall instruct investors to make their checks payable to the Registrar. If there is an escrow, then the Company will instruct investors to make their checks payable to the Escrow Agent.

                            FUTURE BOND ISSUES

In accordance with the Trust Indenture, additional bonds may be issued from time to time on a par and equality basis with the same underlying security, (plus improvements), provided the proceeds are used to enhance the existing project, to make additional improvements, to purchase more land, or to refinance indebtedness. The Company shall have the first right of refusal for any additional financing and/or refinancing for the Issuer involving the Property that secures the Bonds for a period not to exceed three years from date of issue.

                                   FEES

The Issuer also agrees to pay the Company an investment banking fee of 1.25% of the aggregate amount of the bond issue ($31,250.00). This fee is due in the following manner: $15,625.00 is due at the time of the signing of the Underwriting Agreement. $15,625.00 is due prior to filing the Bond Issue with the regulatory agencies. In the event the issue is canceled prior to qualification with certain regulatory agencies, the Company shall be entitled to the above fee to the extent of its actual, accountable out-of-pocket expenses, upon submission to the Issuer a listing of these expenses. These expenses may include, but are not limited to due diligence/legal fees, travel, telephone, photo copies, postage and printing.

In addition to the investment banking fee, the Issuer agrees to pay the Company one of the following concessions:

     Processing fee of 2.5% of the face amount of each bond sold to the Constituents of the Issuer; Concession of 5% of the face amount of each bond sold to clients of the Broker; Concession of 6.5% of the face amount of each bond sold to and/or through certain selected members of the National Association of Securities Dealers, Inc. through a Selling Group Agreement.

All bonds sales are on a best efforts basis. The concession shall be deducted from the sale price of each bond by the Registrar and forwarded to the Company.

The Custodian of the Bond Proceeds Account is authorized to pay MMR Investment Bankers, Inc. any fees and/or brokerage concessions due them according to the priority of disbursements as set forth in the Trust Indenture and Prospectus. In the event the issue is canceled, the Company shall be entitled to the above fee to the extent of its costs, including due diligence and consulting costs incurred by the Registered Representative, and costs paid on behalf of the Issuer, upon submission to the Issuer of a listing of these costs.

                                SYNDICATION

The Company may offer these bonds for sale to and through certain selected members of the National Association of Securities Dealers, Inc.

                              INDEMNIFICATION

The Issuer agrees to indemnify and hold harmless the Company and its agents for any liability it may incur or any loss it may suffer in connection with this bond issue because of any false, untrue or misleading facts, figures, drawings, pictures, opinions of counsel or appraisals furnished by the Issuer to the Company or caused by the failure or refusal of the Issuer to furnish such information to the Company.

This agreement may be terminated by the Company without liability to the Company if, prior to the time of delivery of any bonds any substantial change in the financial position of the Issuer or in the existing operating, political, international, economic or market conditions shall have taken place, which in the judgment of the Company makes it impractical to market the bonds. The Company may also terminate this agreement if the Issuer becomes one month delinquent in any Sinking Fund Payment, or fails to comply with any of the provisions of this agreement.

This agreement may be terminated by the Company or the Issuer without Liability if, after the date of this agreement the Issuer sustains a substantial loss on account of fire, accident or other act of God, or in the case of war or other national emergency makes it impractical in the judgment of the Company or the Issuer to sell the bonds. The Company or the Issuer may also terminate this agreement without liability if


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registration or exemption from registration from any state or regulatory body is finally denied after a good faith effort on the part of the Issuer and the Company to obtain such registration or exemption from registration. In the event of any such termination, the Issuer shall be liable to the Company for any expenses incurred by the Company on behalf of the Issuer up to the date of termination.

It is understood that no agreements will exist between MMR Investment Bankers, Inc., its officers, agents, employees, and/or registered representatives and the Issuer other than that which is in written form, signed by the authorized signatories of the Issuer and MMR Investment Bankers, Inc.

This agreement must be approved by an officer of the Company. Prior to signing by an officer, there will be an analysis of the Issuer's ability to perform the proposed contract by the loan committee of the Company. This agreement constitutes a binding contract. Please read it carefully before signing.

Date: /S/12/20/96          /S/Robert A Brooks, Managing Member
     -------------------   ------------------------------------------
                           Signed by Officer -- Title

                           Issuer's Name:  Front Range Assisted Living, L.L.C.

/S/William G Martin
-----------------------------------------------  -----------------------------
Approved by MMR Investment Bankers, Inc. Officer  MMR Registered Representative



MMR Investment Bankers, Inc.                     mmr(corporate.agr)rev 12/96
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